EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into as of March 8, 2017 (the “Effective Date”), by and between Terrell Suddarth (the “Executive”) and Biotech Products Services and Research, Inc., a Nevada corporation (the “Company”).

WHEREAS, the Company desires to employ the Executive on the terms and conditions set forth herein; and

WHEREAS, the Executive desires to be employed by the Company on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants, promises and obligations set forth herein, the parties agree as follows:

1. Term. The Executive's employment hereunder shall be effective as of the Effective Date and shall continue until the third anniversary thereof, unless terminated earlier pursuant to Section 5 of this Agreement; provided that, on such third anniversary of the Effective Date and each annual anniversary thereafter (such date and each annual anniversary thereof, a “Renewal Date”), the Agreement shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one year, unless either party provides written notice of its intention not to extend the term of the Agreement at least 90 days' prior to the applicable Renewal Date. The period during which the Executive is employed by the Company hereunder is hereinafter referred to as the “Employment Term”.

2. Position and Duties.

2.1 Position. During the Employment Term, the Executive shall serve as the Chief Technology Officer of the Company, reporting to the Chief Operating Officer of the Company (the “Supervisor”). In such position, the Executive shall have such duties, authority and responsibility as shall be determined from time to time by Supervisor of the Company, which duties, authority and responsibility are consistent with the Executive's position. The Company will also take action to immediately have the formal appointment of Executive to the Board of Directors (the “Board”) within fourteen (14) days of the execution of this Agreement. The Company shall take all proper and legal actions to have Executive elected and remain a member of the Board during the Employment Term, subject to state and federal law and the bylaws of the Company, during the Employment Term. At any time that the Executive elects not to serve on the Board, then the Executive’s right to a full voting seat on the Board will no longer exist and instead will be subject to the determination of the Board.

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2.2 Duties. During the Employment Term, the Executive shall devote substantially all of his business time and attention to the performance of the Executive's duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the Board. Notwithstanding the foregoing and Section 2.3, the Executive will be permitted to (a) with the prior written consent of the Board (which consent can be withheld by the Board in its discretion) act or serve as a director, trustee, committee member or principal of any type of business, civic or charitable organization as long as such activities are disclosed in writing to the Executive’s Supervisor, and (b) purchase or own less than five percent (5%) of the publicly traded securities of any corporation; provided that, such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation; provided further that, the activities described in clauses (a) and (b) do not interfere with the performance of the Executive's duties and responsibilities to the Company as provided hereunder, including, but not limited to, the obligations set forth in Section 2 hereof.

3. Place of Performance. The principal place of Executive's employment shall be at the Executive’s residence in Alabama, provided that, the Executive may be required to travel on Company business during the Employment Term.

4. Compensation.

4.1 Base Salary. The Company shall pay the Executive an annual rate of base salary of $300,000 which shall accrue commencing as of the Effective Date and shall be payable upon the Company generating sufficient net revenue or obtaining sufficient third party financing; and thereafter payable in periodic installments in accordance with the Company's customary payroll practices, but no less frequently than monthly. The Executive's base salary shall be reviewed at least annually by the Board and the Board may, but shall not be required to, increase the base salary during the Employment Term. The Executive's annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary”.

4.2 Annual Bonus. For each complete fiscal year of the Employment Term, the Executive shall be eligible to earn an annual bonus (the “Annual Bonus”) equal to a percentage of Base Salary (the “Target Bonus”) established by the Board, as in effect at the beginning of the applicable fiscal year, based on achievement of target performance goals and benchmarks (i.e., products brought to market, production and revenue goals) mutually established by the Board and the Executive. Notwithstanding the foregoing, the Company shall pay the Executive the following bonuses on the achievement of the following milestones and subject to the Board’s determination that the Corporation has sufficient capital:

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(i)	$35,000 upon the commercial availability of a sheet type human amnion product;

(ii)	$35,000 upon the third commercially available product; and

(iii)	$35,000 upon tthe fourth commercially available product.

4.3 Signing Bonus. The Company shall pay the Executive a lump sum cash signing bonus of $35,000 (the “Signing Bonus”) which shall be accrued and paid by the Company upon the Company having sufficient cash flow.

4.4 Equity Awards.

(a) As incentive to enter into this Agreement, on the Effective Date, the Company will issue the Executive a warrant (“Warrant”) to purchase, on a cashless basis, up to 23,850,000 shares of common stock of the Company at an exercise price equal to the closing price of BPSR stock on the Effective Date, exercisable in accordance with the vesting schedule below until the tenth (10th) anniversary of the date of issuance:

(i)	50% of the Warrant shall immediately vest on the Effective Date, thereafter, the remaining 50% shall vest in eighteen (18) equal monthly installments beginning March 31, 2017 and continuing for seventeen (17) consecutive monthly periods thereafter or until Executive no longer remains employed by the Company, whichever is earlier and subject to Section 5.2.

(ii)	The unvested portion of the Warrant shall be accelerated upon achievement of the milestones set forth below:

(A)	25% for the commercial availability of a sheet type human amnion product;

(B)	15% for the third commercially available product; and

(C)	10% for the fourth commercially available product.

(b) The Executive shall be eligible to receive annual equity awards under the Company’s equity plan, if any, which is no less favorable than is provided to other key executive management members of the Company.

4.5 Fringe Benefits and Perquisites. During the Employment Term, the Executive shall be entitled to fringe benefits and perquisites consistent with the practices of the Company, and to the extent the Company provides similar benefits or perquisites (or both) to similarly situated executives of the Company. Notwithstanding the foregoing, during the Employment Term, the Company shall provide the Executive with the following benefits;

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(a) Health and dental insurance for the Executive and his spouse which is no less favorable than is provided to other similarly situated executives of the Company; Company shall also agree to reimburse the amount of family deductible required to be paid by insured under such plans or contribute the maximum allowable HSA contribution limits per year depending on which type of plans are obtained by the Company.

(b) An automobile expense allowance of $650 per month.

(c) Reimbursement for all reasonable and necessary out-of-pocket business, entertainment and travel expenses incurred by the Executive in connection with the performance of the Executive's duties hereunder in accordance with the Company's expense reimbursement policies and procedures; provided, however, any expenditure or budget for travel and entertainment shall be pre-approved by the Executive’s Supervisor.

4.6 Employee Benefits. During the Employment Term, the Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”), on a basis which is no less favorable than is provided to other similarly situated executives of the Company, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or cancel any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

4.7 Vacation; Paid Time-off. During the Employment Term, the Executive shall be entitled to five (5) weeks of paid vacation days per year during the Employment Term, and prorated for partial periods and in accordance with the Company's vacation policies, as in effect from time to time. The Executive shall receive other paid time-off in accordance with the Company's policies for executive officers as such policies may exist from time to time.

4.8 Indemnification. In the event that the Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), other than any Proceeding initiated by the Executive or the Company related to any contest or dispute between the Executive and the Company or any of its affiliates with respect to this Agreement or the Executive's employment hereunder, by reason of the fact that the Executive is or was a director or officer of the Company, or any affiliate of the Company, or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, the Executive shall be indemnified and held harmless by the Company to the fullest extent applicable to any other officer or director of the Company from and against any liabilities, costs, claims and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys' fees).

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4.9 Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to the Executive pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

5. Termination of Employment. The Employment Term and the Executive's employment hereunder may be terminated by either the Company or the Executive at any time and for any reason; provided that, unless otherwise provided herein, either party shall be required to give the other party at least 90 days’ advance written notice of any termination of the Executive's employment. Upon termination of the Executive's employment during the Employment Term, the Executive shall be entitled to the compensation and benefits described in this Section 5 and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.

5.1 Non-renewal by the Executive, Termination for Cause or Resignation without Good Reason.

(a) The Executive's employment hereunder may be terminated upon either Executive’s decision to not renew the Agreement in accordance with Section 1, by the Company for Cause or by the Executive without Good Reason. If the Executive's employment is terminated upon the Executive’s failure to renew the Agreement, by the Company for Cause or by the Executive without Good Reason, the Executive shall be entitled to receive:

(i)	any accrued but unpaid Base Salary and accrued but unused vacation which shall be paid within one (1) week following the Termination Date (as defined below) in accordance with the Company's customary payroll procedures;

(ii)	any earned but unpaid Annual Bonus with respect to any completed period immediately preceding the Termination Date, which shall be paid on the otherwise applicable payment date; provided that, if the Executive's employment is terminated by the Company for Cause, then any such accrued but unpaid Annual Bonus shall be forfeited;

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(iii)	reimbursement for all unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid in accordance with the Company's expense reimbursement policy;

(iv)	such employee benefits (including equity compensation), if any, to which the Executive may be entitled under the Company's employee benefit plans as of the Termination Date; provided that, in no event shall the Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein;

(v)	equity awards granted to Executive that are vested and/or earned through date of termination; and

(vi)	any of the Past Due Amounts which are outstanding as of the date of the termination.

Items (i) through (vi) are referred to herein collectively as the “Accrued Amounts”.

(a) For purposes of this Agreement, “Cause” shall mean

(i)	the Executive's failure to perform his duties (other than any such failure resulting from incapacity due to physical or mental illness) after demand for substantial performance is delivered by the Company to Executive that specifically identifies the manner in which the Company believes that Executive has not substantially performed his duties;

(ii)	the Executive's failure to comply with any valid, legal, material directive of the Supervisor which reasonably relates to the performance of his duties (other than any such failure resulting from incapacity due to physical or mental illness);

(iii)	the Executive's proven engagement in dishonesty, illegal conduct or gross misconduct, which is, in each case, injurious to the Company or its affiliates;

(iv)	the Executive's proven embezzlement, misappropriation or fraud, whether or not related to the Executive's employment with the Company;

(v)	the Executive's conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent);

(vi)	the Executive's proven willful unauthorized disclosure of Confidential Information (as defined below);

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(vii)	the Executive's intentional material breach of any material obligation under this Agreement or any other written agreement between the Executive and the Company; or

(viii)	any material failure by the Executive to comply with the Company's written policies or rules, as they may be in effect from time to time during the Employment Term, provided such failure causes reputational or financial harm to the Company.

For purposes of this section, no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company.

Except for a failure, breach or refusal which, by its nature, cannot reasonably be expected to be cured, the Executive shall have ten (10) business days from the delivery of written notice by the Company within which to address and make efforts to reasonably cure any acts constituting Cause and such failure, breach or refusal is not cured within ninety (90) days from the date of notice; providedhowever, that, if the Company reasonably expects irreparable injury from a delay of ninety (90) b days, the Company may give the Executive notice of such shorter period within which to cure as is reasonable under the circumstances, which may include the termination of the Executive's employment without notice and with immediate effect.

For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following, in each case during the Employment Term without the Executive's written consent:

(ix)	a material reduction in the Executive's Base Salary;

(x)	any material breach by the Company of any material provision of this Agreement or any material provision of any other agreement between the Executive and the Company;

(xi)	the Company's failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law; or

(xii)	a material, adverse change in the Executive's authority, duties or responsibilities (other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law) taking into account the Company's size, status as a public company and capitalization as of the date of this Agreement.

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The Executive cannot terminate his employment for “Good Reason” unless he has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason and the Company has had at least (ten) 10 business days from the date on which such notice is provided to address and make efforts to reasonably cure any acts constituting Cause and such failure, breach or refusal is not cured within ninety (90) days from the date of notice. If the Executive does not terminate his employment for Good Reason within six months after the first occurrence of the applicable grounds unrelated to financial breaches, then the Executive will be deemed to have waived his right to terminate for Good Reason with respect to such non-financial related grounds. Unless specifically waived in writing by Executive to the Company, the right of Executive to terminate his employment for Good Reason based on financially related grounds shall not terminate unless the grounds for termination have been cured by the Company within the appropriate time constraints. The Executive may elect at his sole discretion to defer providing notification to the Company with respect to the existence of any circumstances providing financial grounds for termination for Good Reason and in no way does such deferral by Executive constitute a suspension or waiver by Executive of such financial grounds for termination unless agreed to specifically in writing by Executive.

5.2 Non-renewal by the Company, Termination without Cause or Resignation for Good Reason. The Employment Term and the Executive's employment hereunder may be terminated by the Executive for Good Reason or by the Company without Cause or on account of the Company's failure to renew the Agreement in accordance with Section 1. In the event of such termination, the Executive shall be entitled to receive the Accrued Amounts and subject to the Executive's compliance with Section 6, Section 7, Section 8 and Section 9 of this Agreement and the execution of a mutual release of claims to each party, their affiliates and their respective officers and directors in a form (to be reasonable and customary for this purpose) provided by the Company (the “Release”), the Executive shall be entitled to receive the following:

(a) continued Base Salary for one year following the Termination Date or the remaining term of the Agreement at time of Termination, whichever is longer. Amounts shall be payable in equal monthly installments in accordance with the Company's normal payroll practices, but no less frequently than monthly; provided that, the first installment payment shall include all amounts of Base Salary that would otherwise have been paid to the Executive during the period beginning on the Termination Date and ending on the first payment date if no delay had been imposed;

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(b) a payment equal to the product of (i) the Annual Bonus, if any, that the Executive would have earned for the fiscal year in which the Termination Date occurs based on achievement of the applicable performance goals for such year and (ii) a fraction, the numerator of which is the number of days the Executive was employed by the Company during the year of termination and the denominator of which is the number of days in such year (the “Pro-Rata Bonus”). This amount shall be paid on the date that annual bonuses are paid to similarly situated executives;

(c) The treatment of any outstanding equity awards shall be determined in accordance with the terms of the applicable award agreements.

(d) Notwithstanding the terms of any applicable award agreements:

(i)	all outstanding unvested stock options or warrants granted to the Executive during the Employment Term shall become fully vested and exercisable for the remainder of their full term;

(ii)	all outstanding equity-based compensation awards that are intended to constitute performance-based compensation under Section 162(m)(4)(C) of the Code shall remain outstanding and shall vest or be forfeited in accordance with the terms of the applicable award agreements, if the applicable performance goals are satisfied.

(e) In addition, the Company shall assign all Intellectual Property Rights to the Work Product (as defined in Section 11.1) to the Executive; provided, however, the Company shall be entitled to have an exclusive, perpetual, irrevocable, worldwide, unlimited, royalty-based license to use, publish, reproduce, display, distribute copies of, and prepare derivative works based upon, such Work Product materials and derivative works thereof. The royalty payable by the Company for the foregoing license shall be reasonably determined by the Executive and Company in good faith and if the parties shall not agree on the royalty fee, such fee shall be established by mediation / arbitration pursuant to Section 15 of this Agreement.

5.3 Death or Disability.

(a) The Executive's employment hereunder shall terminate automatically upon the Executive's death during the Employment Term, and the Company may terminate the Executive's employment on account of the Executive's Disability.

(b) If the Executive's employment is terminated during the Employment Term on account of the Executive's death or Disability, the Executive (or the Executive's estate and/or beneficiaries, as the case may be) shall be entitled to receive the following:

(i)	the Accrued Amounts;

(ii)	the Executive’s Base Salary for one year;

(iii)	continued health insurance for Executive’s spouse for one year;

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(iv)	full vesting of all equity grants, warrants or other stock options issued to Executive and

(v)	a lump sum payment equal to the Annual Bonus, if any, that the Executive would have earned for the fiscal year in which the Termination Date occurs based on the achievement of applicable performance goals for such year, which shall be payable on the date that annual bonuses are paid to the Company's similarly situated executives, but in no event later than two-and-a-half (2 1/2) months following the end of the fiscal year in which the Termination Date occurs. Notwithstanding any other provision contained herein, all payments made in connection with the Executive's Disability shall be provided in a manner which is consistent with federal and state law.

(c) For purposes of this Agreement, Disability shall mean the Executive's inability, due to physical or mental incapacity, to substantially perform his duties and responsibilities under this Agreement for or one hundred twenty (120) consecutive days. Any question as to the existence of the Executive's Disability as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company. If the Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of this Agreement.

5.4 Change in Control Termination.

(a) Notwithstanding any other provision contained herein, if the Executive's employment hereunder is terminated by the Executive for Good Reason or by the Company on account of its failure to renew the Agreement in accordance with Section 1 or without Cause (other than on account of the Executive's death or Disability), in each case within twelve (12) months following a Change in Control, the Executive shall be entitled to receive the Accrued Amounts and the Executive shall be entitled to receive the following:

(i)	a lump sum payment equal to three (3) times the sum of the Executive's Base Salary and Target Bonus for the year in which the Termination Date occurs (or if greater, the year immediately preceding the year in which the Change in Control occurs), which shall be paid within 50 days following the Termination Date; and

(ii)	a lump sum payment equal to the Executive's Target Bonus for the fiscal year in which the Termination Date occurs, which shall be paid within sixty (60) days following the Termination Date.

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(b) Notwithstanding the terms of any equity incentive plan or award agreements, as applicable:

(i)	all outstanding unvested stock options and warrants granted to the Executive during the Employment Term shall become fully vested and exercisable for the remainder of their full term;

(ii)	all outstanding equity-based compensation awards that are intended to constitute performance-based compensation under Section 162(m)(4)(C) of the Code shall remain outstanding and shall vest or be forfeited in accordance with the terms of the applicable award agreements, if the applicable performance goals are satisfied.

(c) For purposes of this Agreement, “Change in Control” shall mean

(i)	the sale of all or substantially all of the Company's assets.

(ii)	a Person (or more than one Person acting as a group) acquires ownership interests in the Company that, together with the Company interests held by such Person or group, constitutes more than 50% of the total voting power of the stock of the Company as the result of a transaction other than one in which the stockholders of the Company transfer a portion of the Company interests held by them to a third party as part of a financing and/or a transaction associated with the acquisition of additional assets by the Company or an Affiliate; provided, that a Change in Control shall not occur if any Person (or more than one Person acting as a group) owns more than 50% of the total voting power of the Company’s stock and acquires additional stock.

5.5 Notice of Termination. Any termination of the Executive's employment hereunder by the Company or by the Executive during the Employment Term (other than termination on account of the Executive's death) shall be communicated by written notice of termination (“Notice of Termination”) to the other party hereto in accordance with Section 23. The Notice of Termination shall specify:

(a) The termination provision of this Agreement relied upon;

(b) To the extent applicable, the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated; and

(c) The applicable Termination Date.

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5.6 Termination Date. The Executive's Termination Date shall be:

(a) If the Executive's employment hereunder terminates on account of the Executive's death, the date of the Executive's death;

(b) If the Executive's employment hereunder is terminated on account of the Executive's Disability, the date that it is determined that the Executive has a Disability;

(c) If the Company terminates the Executive's employment hereunder for Cause, the date the Notice of Termination is delivered to the Executive;

(d) If the Executive's employment hereunder terminates because either party provides notice of non-renewal pursuant to Section 1, the Renewal Date immediately following the date on which the applicable party delivers notice of non-renewal.

Notwithstanding anything contained herein, the Termination Date shall not occur until the date on which the Executive incurs a “separation from service” within the meaning of Section 409A.

5.7 Resignation of All Other Positions. Upon termination of the Executive's employment hereunder for any reason, the Executive shall be deemed to have resigned from all positions that the Executive holds as an officer or member of the board of directors (or a committee thereof) of the Company, its subsidiaries or any of its affiliates.

6. Cooperation. The parties agree that certain matters in which the Executive will be involved during the Employment Term may necessitate the Executive's cooperation in the future. Accordingly, following the termination of the Executive's employment for any reason, to the extent reasonably requested by the Board, the Executive shall cooperate with the Company in connection with matters arising out of the Executive's service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of the Executive's other activities. The Company shall reimburse the Executive for reasonable expenses incurred in connection with such cooperation and, to the extent that the Executive is required to spend substantial time on such matters, the Company shall compensate the Executive at an hourly rate based on the Executive's Base Salary on the Termination Date.

7. Confidential Information. The Executive understands and acknowledges that during the Employment Term, he will have access to and learn about Confidential Information, as defined below.

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7.1 Confidential Information Defined.

(a) Definition.

For purposes of this Agreement, “Confidential Information” includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, software design, web design, work-in-process, databases, manuals, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, revenue, costs, formulae, notes, communications, algorithms, product plans, designs, styles, models, ideas, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, customer lists, client information, client lists, manufacturing information, factory lists, distributor lists, and buyer lists of the Company or its businesses or any existing or prospective customer, supplier, investor or other associated third party, or of any other person or entity that has entrusted information to the Company in confidence.

The Executive understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

The Executive understands and agrees that Confidential Information includes information developed by him in the course of his employment by the Company as if the Company furnished the same Confidential Information to the Executive in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to the Executive; provided that, such disclosure is through no direct or indirect fault of the Executive or person(s) acting on the Executive's behalf.

(b) Company Creation and Use of Confidential Information.

The Executive understands and acknowledges that the Company has invested, and continues to invest, substantial time, money and specialized knowledge into developing its resources, creating a customer base, generating customer and potential customer lists, training its employees, and improving its offerings. The Executive understands and acknowledges that as a result of these efforts, the Company has created, and continues to use and create Confidential Information. This Confidential Information provides the Company with a competitive advantage over others in the marketplace.

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(c) Disclosure and Use Restrictions.

The Executive agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate or make available Confidential Information, or allow it to be disclosed, published, communicated or made available, in whole or part, to any entity or person whatsoever (including other employees of the Company) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company and, in any event, not to anyone outside of the direct employ of the Company except as required in the performance of the Executive's authorized employment duties to the Company or with the prior consent of the Supervisor acting on behalf of the Company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media or other resources containing any Confidential Information, or remove any such documents, records, files, media or other resources from the premises or control of the Company, except as required in the performance of the Executive's authorized employment duties to the Company or with the prior consent the Executive’s Supervisor acting on behalf of the Company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent). Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation or order. The Executive shall promptly provide written notice of any such order to Executive’s Supervisor.

The Executive understands and acknowledges that his obligations under this Agreement with regard to any particular Confidential Information shall commence immediately upon the Executive first having access to such Confidential Information (whether before or after he begins employment by the Company) and shall continue during and after his employment by the Company until such time as such Confidential Information has become public knowledge other than as a result of the Executive's breach of this Agreement or breach by those acting in concert with the Executive or on the Executive's behalf.

Notwithstanding the foregoing or anything contained herein, the Company acknowledges and consents to the Executive’s use of his personal computers, email, texting services, smartphone, PDAs, fax machines and similar devices (collectively, “Personal Property”), to conduct business on behalf of the Company, which may include the transmittal of Confidential Information; provided, however, that the Executive shall take reasonable care to prevent the disclosure of any Confidential Information to unauthorized third parties without the consent of the Company.

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8. Restrictive Covenants.

8.1 Acknowledgment. The Executive understands that the nature of the Executive's position gives him access to and knowledge of Confidential Information and places him in a position of trust and confidence with the Company. The Executive understands and acknowledges that the intellectual or other services he provides to the Company are unique, special or extraordinary.

The Executive further understands and acknowledges that the Company's ability to reserve these for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure by the Executive is likely to result in unfair or unlawful competitive activity.

8.2 Non-competition. Because of the Company's legitimate business interest as described herein and the good and valuable consideration offered to the Executive, during the Employment Term and for the 12 months, to run consecutively, beginning on the last day of the Executive's employment with the Company, for any reason or no reason and whether employment is terminated at the option of the Executive or the Company, the Executive agrees and covenants not to engage in Prohibited Activity.

For purposes of this Section 8, “Prohibited Activity” is activity in which the Executive contributes his knowledge, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, employee, partner, director, stockholder, officer, volunteer, intern or any other similar capacity to an entity engaged in the same or similar business as the Company. Prohibited Activity also includes activity that may require or inevitably requires disclosure of trade secrets, proprietary information or Confidential Information.

This Section 8 does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. The Executive shall promptly provide written notice of any such order to the Chief Executive Officer of the Company.

8.3 Non-solicitation of Employees. The Executive agrees and covenants not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Company during 24 months, to run consecutively, beginning on the last day of the Executive's employment with the Company.

8.4 Non-solicitation of Customers. The Executive understands and acknowledges that because of the Executive's experience with and relationship to the Company, he will have access to and learn about much or all of the Company's customer information. “Customer Information” includes, but is not limited to, names, phone numbers, addresses, e-mail addresses, order history, order preferences, chain of command, pricing information and other information identifying facts and circumstances specific to the customer and relevant to sales.

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The Executive understands and acknowledges that loss of this customer relationship and/or goodwill will cause significant and irreparable harm.

The Executive agrees and covenants, during 12 months, to run consecutively, beginning on the last day of the Executive's employment with the Company, not to directly or indirectly solicit, contact (including but not limited to e-mail, regular mail, express mail, telephone, fax, and instant message), attempt to contact or meet with the Company's current, former or prospective customers for purposes of offering or accepting goods or services similar to or competitive with those offered by the Company.

9. Non-disparagement. The Executive agrees and covenants that he will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Company or its businesses, or any of its employees, officers, and existing and prospective customers, suppliers, investors and other associated third parties.

This Section 9 does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. The Executive shall promptly provide written notice of any such order to Chief Executive Officer of the Company.

The Company agrees and covenants that it shall cause its officers and directors to refrain from making any defamatory or disparaging remarks, comments or statements concerning the Executive to any third parties.

10. Acknowledgement. The Executive acknowledges and agrees that the services to be rendered by him to the Company are of a special and unique character; that the Executive will obtain knowledge and skill relevant to the Company's industry, methods of doing business and marketing strategies by virtue of the Executive's employment; and that the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interest of the Company.

The Executive further acknowledges that the amount of his compensation reflects, in part, his obligations and the Company's rights under Section 7, Section 8 and Section 9 of this Agreement; that he has no expectation of any additional compensation, royalties or other payment of any kind not otherwise referenced herein in connection herewith; that he will not be subject to undue hardship by reason of his full compliance with the terms and conditions of Section 7, Section 8 and Section 9 of this Agreement or the Company's enforcement thereof.

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11. Proprietary Rights.

11.1 Work Product. The Executive acknowledges and agrees that all writings, works of authorship, technology, inventions, discoveries, ideas and other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived or reduced to practice by the Executive individually or jointly with others during the period of his employment by the Company and relating in any way to the business or contemplated business, research or development of the Company (regardless of when or where the Work Product is prepared or whose equipment or other resources is used in preparing the same) and all printed, physical and electronic copies, all improvements, rights and claims related to the foregoing, and other tangible embodiments thereof (collectively, “Work Product”), as well as any and all rights in and to copyrights, trade secrets, trademarks (and related goodwill), patents and other intellectual property rights therein arising in any jurisdiction throughout the world and all related rights of priority under international conventions with respect thereto, including all pending and future applications and registrations therefor, and continuations, divisions, continuations-in-part, reissues, extensions and renewals thereof (collectively, “Intellectual Property Rights”), shall be the sole and exclusive property of the Company, subject to Section 5.2(e).

11.2 Work Made for Hire; Assignment. The Executive acknowledges that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is “work made for hire” as defined in 17 U.S.C. § 101 and such copyrights are therefore owned by the Company. To the extent that the foregoing does not apply, the Executive hereby irrevocably assigns to the Company, for no additional consideration, the Executive's entire right, title and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim and recover for all past, present and future infringement, misappropriation or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company's rights, title or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that the Company would have had in the absence of this Agreement, subject to Section 5.2(e).

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11.3 Pre-existing Materials. Notwithstanding Section 11.2, to the extent that any of Executive pre-existing materials (“Pre-Existing Materials”) identified in Schedule A are contained in the Work Product, Executive shall retain ownership of all Intellectual Property Rights for such Pre-Existing Materials and shall grant to the Company an irrevocable, worldwide, unlimited, royalty-free exclusive license to use, publish, reproduce, display, distribute copies of, and prepare derivative works based upon, such Pre-Existing Materials and derivative works thereof. The Company may not assign, transfer and sublicense such rights to others without Executive’s consent, other than to a wholly-owned subsidiary of the Company. The Executive shall provide written notice to the Company’s Chief Executive Officer therein notifying the Company new intellectual property including the Pre-Existing Materials.

11.4 Further Assurances; Power of Attorney. During and after his employment, the Executive agrees to reasonably cooperate with the Company to (a) apply for, obtain, perfect and transfer to the Company the Work Product as well as an Intellectual Property Right in the Work Product in any jurisdiction in the world; and (b) maintain, protect and enforce the same, including, without limitation, executing and delivering to the Company any and all applications, oaths, declarations, affidavits, waivers, assignments and other documents and instruments as shall be requested by the Company. The Executive hereby irrevocably grants the Company power of attorney to execute and deliver any such documents on the Executive's behalf in his name and to do all other lawfully permitted acts to transfer the Work Product to the Company and further the transfer, issuance, prosecution and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if the Executive does not promptly cooperate with the Company's request (without limiting the rights the Company shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be effected by the Executive's subsequent incapacity.

11.5 No License. The Executive understands that this Agreement does not, and shall not be construed to, grant the Executive any license or right of any nature with respect to any Work Product or Intellectual Property Rights or any Confidential Information, materials, software or other tools made available to him by the Company subject to Section 5.2(e).

12. Security.

12.1 Security and Access. The Executive agrees and covenants (a) to comply with all Company security policies and procedures as in force from time to time including without limitation those regarding computer equipment, telephone systems, voicemail systems, facilities access, monitoring, key cards, access codes, Company intranet, internet, social media and instant messaging systems, computer systems, e-mail systems, computer networks, document storage systems, software, data security, encryption, firewalls, passwords and any and all other Company facilities, IT resources and communication technologies (“Facilities Information Technology and Access Resources”); (b) not to access or use any Facilities and Information Technology Resources except as authorized by the Company; and (iii) not to access or use any Facilities and Information Technology Resources in any manner after the termination of the Executive's employment by the Company, whether termination is voluntary or involuntary. The Executive agrees to notify the Company promptly in the event he learns of any violation of the foregoing by others, or of any other misappropriation or unauthorized access, use, reproduction or reverse engineering of, or tampering with any Facilities and Information Technology Access Resources or other Company property or materials by others.

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12.2 Exit Obligations. Upon (a) voluntary or involuntary termination of the Executive's employment or (b) the Company's request at any time during the Executive's employment, the Executive shall (i) provide or return to the Company any and all Company property, including keys, key cards, access cards, identification cards, security devices, employer credit cards, network access devices, computers, cell phones, smartphones, PDAs, pagers, fax machines, equipment, speakers, webcams, manuals, reports, files, books, compilations, work product, e-mail messages, recordings, tapes, disks, thumb drives or other removable information storage devices, hard drives, negatives and data and all Company documents and materials belonging to the Company and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information or Work Product, that are in the possession or control of the Executive, whether they were provided to the Executive by the Company or any of its business associates or created by the Executive in connection with his employment by the Company; and (ii) delete or destroy all copies of any such documents and materials not returned to the Company that remain in the Executive's possession or control, including those stored on any non-Company devices, networks, storage locations and media in the Executive's possession or control. Notwithstanding the foregoing, the Company acknowledges and agrees that any Personal Property purchased by the Executive with his personal funds shall remain the property of the Executive; provided, however, the Executive shall delete all Confidential Information stored on such Personal Property upon the termination of this Agreement; and, provided, further, the Company shall have the right to have such Personal Property inspected by an independent third party to ensure the Executive’s compliance with the foregoing.

13. Publicity. The Company may not, without the written consent of the Executive, use and display, by the Company and its agents, representatives and licensees, the Executive's name, voice, likeness, image, appearance and biographical information in, on or in connection with any pictures, photographs, audio and video recordings, digital images, websites, television programs and advertising, other advertising and publicity, sales and marketing brochures, books, magazines, other publications, CDs, DVDs, tapes and all other printed and electronic forms and media throughout the world, at any time during or after the period of his employment by the Company, for all legitimate commercial and business purposes of the Company (“Permitted Uses”) without further consent from or royalty, payment or other compensation to the Executive. The Executive hereby forever waives and releases the Company and its directors, officers, employees and agents from any and all claims, actions, damages, losses, costs, expenses and liability of any kind, arising under any legal or equitable theory whatsoever at any time during or after the period of his employment by the Company, arising directly or indirectly from the Company's and its agents', representatives' and licensees' exercise of their rights in connection with any Permitted Uses.

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14. Remedies. In the event of a breach or threatened breach by the Executive of Section 7, Section 8 or Section 9 of this Agreement, the Executive hereby consents and agrees that the Company shall be entitled to seek, equitable relief against such breach or threatened breach from any court of competent jurisdiction, with the necessity of showing actual damages or that money damages would not afford an adequate remedy, and with the necessity of posting bond or other security to move forward on legal actions. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief, understanding that should the Executive prevail, the Company will pay executive for all legal expenses, lost income, and lost opportunity costs. The only damages the executive will pay should he not prevail will be for proven losses and actual damages, excluding legal costs.

15. Mediation /Arbitration. Any dispute, controversy or claim arising out of or related to this Agreement or any breach of this Agreement shall be submitted to an independent third party mediator. Should there be issues that cannot be resolved in a mediation process, then the dispute shall be forwarded to arbitration and shall be administered by the American Arbitration Association and conducted consistently with the rules, regulations and requirements thereof as well as any requirements imposed by state law. Any award determination shall be final and binding upon the Parties. The Company will be responsible for all costs of these proceedings.

16. Governing Law: Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of Florida without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the state of Florida, county of Miami-Dade. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

17. Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. The parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

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18. Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by Chief Executive Officer of the Company. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

19. Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.

The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been set forth herein.

20. Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

21. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

22. Successors and Assigns. This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

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23. Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses as specified by the parties.

24. Representations of the Executive. The Executive represents and warrants to the Company that:

24.1 The Executive's acceptance of employment with the Company and the performance of his duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement or understanding to which he is a party or is otherwise bound.

24.2 The Executive's acceptance of employment with the Company and the performance of his duties hereunder will not violate any non-solicitation, non-competition or other similar covenant or agreement of a prior employer.

25. Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

26. Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

27. Acknowledgment of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BIOTECH PRODUCTS SERVICES AND RESEARCH, INC.

By	/s/ Albert Mitrani
Name:	Albert Mitrani
Title:	Chief Executive Officer

EXECUTIVE

Signature: /s/ Terrell Suddarth

Name: Terrell Suddarth

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Schedule A

PRE-EXISTING MATERIALS

•	Work at multiple companies preceeding this agreement involving patents and patent applications pertaining to placental tissue derived allografts.

•	Human acellular dermis grafts indicated for foot, ankle and wrist

•	Porcine derived acellular dermis graft

•	Xenograft collagen matrix / cell graft

•	Live cell cancellous / cortical / demineralized bone matrix graft

•	Cardiovascular, skin and musculoskeletal tissue grafts

•	Pacemakers, defibulators and associated leads

•	CPAP machines / masks and their derivatives

•	Military RADAR / missile guidance systems

•	Bioswitch

•	Research, design, process and quality documentation relating to the above

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